Exhibit (m)(5)

TD ASSET MANAGEMENT USA FUNDS INC.

SHAREHOLDER SERVICES AND DISTRIBUTION PLAN – ADVISOR CLASS

March 8, 2013

WHEREAS, the Board of Directors of TD Asset Management USA Funds Inc. (the “Company”) wishes to adopt this Shareholder Services and Distribution Plan (“Plan”) pursuant to Rule 12b-1 (“Rule 12b-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”) for the Advisor Class of each series of the Company listed in Appendix A, as it may be amended from time to time (each, a “Fund” and collectively, the “Funds”), to be effective as of the date set out above;

NOW, THEREFORE, this Plan is adopted in accordance with Rule 12b-1 with respect to the Advisor Class of each Fund, subject to the following terms and conditions:

Section 1.          Annual Fee.

The Advisor Class of each Fund (each, a “Class”) may pay from its assets a service and distribution fee at an annual rate not exceeding 0.25% of the average daily net asset value of the Class (the “12b-1 Fee”) to one or more principal underwriters, broker-dealers, other financial intermediaries, financial institutions (which may include banks), and others that enter into Rule 12b-1 Agreements (as defined below) with respect to shares of the Class (each of the foregoing a “Servicing Party”). The 12b-1 Fees paid by each Class shall be computed and accrued daily and shall be paid by each Class in amount equal to the amount owing a Servicing Party pursuant to the terms of distribution, underwriting, sub-distribution, selling or service agreements complying with Rule 12b-1 that have been approved by the Board of Directors of the Company (“Rule 12b-1 Agreements”). Payments of the 12b-1 Fees will be made pursuant to the Rule 12b-1 Agreements in accordance with their terms.

Section 2.          Expenses Covered by the Plan.

With respect to the fees payable by each Class, the 12b-1 Fee for a Class may be used by a Servicing Party for expenses related to that Class, including without limitation: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Fund and reports for persons other than existing shareholders; (c) an allocation of overhead and other branch office distribution-related expenses of a Servicing Party; (d) payments made to, and expenses of, a Servicing Party (including on behalf of its financial consultants) and other persons who provide support or personal services to Fund shareholders in connection with the distribution of the Fund’s shares, including but not limited to, office space and equipment, communication facilities, answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or other recordkeeper), obtaining shareholder information and providing information about the Fund, asset allocation services, compensating sales personnel, maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants); and (e) interest-related expenses, or the cost of capital associated with, the financing of any of the foregoing; provided, however, that (i) the 12b-1 Fee for a particular Class that may be used by the Servicing Party to cover expenses primarily intended to result in the sale of shares of that Class, including, without limitation, payments to the Servicing Party and other persons as compensation for the sale of the shares (including payments that may be deemed to be selling concessions or commissions) may not exceed the maximum amount, if any, as may from time to time be permitted for such services under the Financial Industry Regulatory Authority (“FINRA”) Conduct Rule 2830 or any successor rule, in each case as amended or interpreted by FINRA (“Rule 2830”), and (ii) the 12b-1 Fee for a particular Class that may be used by the Servicing Party to cover expenses primarily intended for personal service and/or maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2830. The Servicing Party may retain portions of the 12b-1 Fees in excess of its expenses incurred.

TDAM USA Inc. (“TDAM”), the investment adviser and administrator to each Fund, or any successor investment adviser or administrator, or an affiliate of the foregoing, may use its management or administration fee revenues, past profits or its resources from any other source, to make payment to a Servicing Party or any other entity with respect to any expenses incurred in connection with the distribution or marketing and sales of the Fund’s shares, including the activities referred to above. Any payments made by TDAM (or any successor investment adviser or administrator) for such purpose shall not reduce any 12b-1 Fees paid or payable pursuant to Section 1 hereof. Notwithstanding any language to the contrary contained herein, to the extent that any payments made by a Fund to TDAM or any affiliate thereof, including payments made from TDAM or such affiliate’s management or administrative fee or payments made for shareholder services should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares within the context of Rule 12b-1, then such payments shall be deemed to be authorized by this Plan, but shall not be subject to the limitations set forth in Section 1.

It is further recognized that each Fund will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and make separate payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.

Section 3.          Written Reports.

Quarterly in each year that this Plan remains in effect, an appropriate officer of the Company or his or her designee shall prepare and furnish to the Board of Directors of the Company a written report, complying with the requirements of Rule 12b-1, of the amounts expended under this Plan and purpose for which such expenditures were made.

Section 4.          Initial Approval.

This Plan shall become effective as to each Class upon approval by a majority vote of (a) the Company’s Board of Directors, including a majority of Directors who are not interested persons (as defined in Section 2(a)(19) of the 1940 Act) of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (“12b-1 Directors”), cast in person at a meeting called for the purpose of voting hereon, and (b) the outstanding voting securities of the Class, as defined in Section 2(a)(42) of the 1940 Act, if adopted after any public offering of the Class’ voting securities or the sale of such securities to persons who are not affiliated persons of the Company or affiliated persons of such persons.

Section 5.          Continuance of the Plan.

This Plan shall remain in effect for a period of one year from its adoption date and may be continued thereafter if this Plan and any related agreement are approved at least annually with respect to each Class by a majority vote of the Directors of the Company, including a majority of the 12b-1 Directors of the Company, cast in person at a meeting called for the purpose of voting on the Plan and agreement.

Section 6.          Termination.

This Plan may be terminated as to a Class at any time by a majority vote of the 12b-1 Directors or by vote of a majority of the outstanding voting securities of the Class, as defined in Section 2(a)(42) of the 1940 Act.

Section 7.          Amendments.

This Plan may not be amended to increase materially the 12b-1 Fee with respect to a Class without the approval of a majority of the outstanding voting securities of such Class, as defined in Section 2(a)(42) of the 1940 Act. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Company, and of the 12b-1 Directors, cast in person at a meeting called for the purpose of voting thereon.

Section 8.          Selection of Certain Board Members.

While this Plan shall be in effect, the selection and nomination of the 12b-1 Directors of the Company shall be committed to the discretion of the 12b-1 Directors then in office.

Section 9.          Preservation of Materials.

The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 3, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan.

Section 10.          Rule 12b-1 Agreements

Neither TDAM (or any successor investment adviser or administrator) nor the principal underwriter or other agent for a Fund is obligated by this Plan to execute or continue a Rule 12b-1 Agreement with any person.

All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 6.

Any termination or non-continuance of a Rule 12b-1 Agreement with a particular person shall have no effect on similar agreements with other persons pursuant to this Plan.

Section 11.          Severability.

This Plan constitutes a separate Plan with respect to each Class and its termination or modification with respect to a Class shall not affect its continued effectiveness in accordance with its terms with respect to the other Class.

Section 12.          Meanings of Certain Terms.

As used in this Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act, by the Securities and Exchange Commission (the “Commission”), or as interpreted by the Commission.

Section 13.          Governing Law.

This Plan shall be governed by, and construed in accordance with, the laws of the State of New York.

APPENDIX A

TDAM Core Bond Fund

TDAM High Yield Bond Fund

TDAM U.S. Equity Income Fund

TDAM U.S. Large Cap Core Equity Fund

TDAM Global Equity Income Fund

TDAM Global Low Volatility Equity Fund

TDAM Global All Cap Fund

TDAM Target Return Fund

TDAM U.S. Small-Mid Cap Equity Fund

TDAM Short-Term Bond Fund